Exhibit 10.2
Performance Stock Unit Award Metrics for 2024

On February 7, 2024, the Compensation, Talent and Culture Committee of the Board of Directors of the Company approved the specific criteria to be used for purposes of determining any future stock unit (“PSU”) final awards for the 2024-2026 performance period for participants, including executive officers, under the Company’s shareholder-approved 2023 Long-Term Incentive Plan (filed as Exhibit 4.9 to Registration Statement No. 333-271592).

A PSU grant is a target opportunity with a three-year performance period (2024-2026), based on the relative Total Shareholder Return of Ford’s common stock compared to a peer group of companies over the three-year performance period. The Compensation, Talent and Culture Committee will approve the final award calculation, which could range between 0% and 200% of the target opportunity.